EXHIBIT 5

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	BAKU
HOUSTON, TEXAS	DALLAS
77002-4995	HOUSTON
713.229.1234	LONDON
FAX 713.229.1522	NEW YORK
RIYADH
WASHINGTON

March 2, 2004

Waste Management, Inc.
Waste Management Holdings, Inc.
1001 Fannin Street, Suite 4000
Houston, Texas 77002

Ladies and Gentlemen:

     Waste Management, Inc., a Delaware corporation (the “Company”), and Waste Management Holdings, Inc., a Delaware corporation (“Holdings”), have engaged us to render the opinions expressed below in connection with the Company’s proposed issuance of $350,000,000 principal amount of 5.00% Senior Notes due 2014 (the “Notes”) and the issuance of the related guarantees of the Notes by Holdings (the “Guarantees”), pursuant to the Registration Statement on Form S-3 (Reg. No. 333-97697), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”). The Registration Statement provides for the offering, issuance and sale from time to time of the securities described in the Registration Statement. At your request, this opinion is being furnished to you for filing on a Current Report on Form 8-K of the Company and incorporation by reference into the Registration Statement.

     In our capacity as counsel to the Company and Holdings in connection with the matters referred to above, we have examined the following: (i) the Second Amended and Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, (ii) the Certificate of Incorporation and Bylaws of Holdings, each as amended to date, (iii) the Indenture dated as of September 10, 1997 (the “Indenture”) between the Company, formerly known as USA Waste Services, Inc., and JPMorgan Chase Bank, successor to Texas Commerce Bank, National Association, as trustee, (iv) the Guarantee to be entered into by Holdings in favor of the holders of the Notes concurrently with the issuance of the Notes under the Indenture (the “Guarantee Agreement”), (v) the Underwriting Agreement (the “Underwriting Agreement”) dated March 2, 2004 by and among the Company, Holdings and the underwriters named in Schedule II thereto relating to the Notes, and (vi) the originals, or copies certified or otherwise identified, of corporate records of the Company and certain subsidiaries, including minute books of the Company and certain subsidiaries as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such an opinion, we have relied upon certificates of officers of the Company and Holdings with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that all signatures on documents examined by us are genuine, all documents submitted to us are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

2	March 2, 2004

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when (i) the Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement and (ii) Holdings has duly executed and delivered the Guarantee Agreement, (a) the Notes will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (b) the Guarantees will constitute legal, valid and binding obligations of Holdings enforceable against Holdings in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     The opinions set forth above are based on and limited in all respects to matters of the federal laws of the United States, the General Corporation Law of the State of Delaware and the contract law of the State of New York, each as currently in effect.

     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

BAKER BOTTS L.L.P.

JDK/ERH/SRA